Exhibit 10.13

CIBUS CORP.

RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of _____________ __, 20__, by and between Cibus Corp., a Delaware corporation (the “Company”), and _________________ (the “Participant”).

1. Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2019 Equity and Incentive Compensation Plan (the “Plan”).

2. Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on ________ __, 2019, the Company has granted to the Participant, effective _________ __, 2019 (the “Date of Grant”), __________ Restricted Stock Units (the “RSUs”).

3. Payment of RSUs.  The RSUs will become payable if the Restriction Period lapses and the Participant’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 and Section 6 of this Agreement.

4. RSUs Not Transferrable.  None of the RSUs nor any interest therein or in any shares of Common Stock underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment.

5. Vesting of RSUs.  Subject to the terms and conditions of Section 6 and Section 7 of this Agreement, the RSUs will Vest in full on the earlier of (a) the first anniversary of the Date of Grant and (b) the next annual meeting of the Company’s stockholders that occurs in 20__ closest to the first anniversary of the Date of Grant (such vesting period, the “Restriction Period”), provided that Participant shall have been in the continuous service as a member of the Board through such date.

6. Alternative Vesting of RSUs.  Notwithstanding the provisions of Section 7 of this Agreement, and subject to the payment provisions of Section 8 hereof, the RSUs will Vest earlier than the time provided for in Section 5 under the following circumstances:

(a)
Death or Disability:   If the Participant’s service as a member of the Board (“Director”) is terminated as a result of the Participant’s death or Disability prior to the end of the Restriction Period, a pro-rata portion of the RSUs shall Vest in an amount equal to the product of the total number of RSUs as evidenced by this Agreement, multiplied by a fraction, the numerator of which is the number of full months from the Date of Grant until the date of the Participant’s termination and the denominator of which is 12.

(b)
Termination without Cause.  If the Participant’s service as a Director involuntarily ceases other than for Cause (as defined in Section 6(c)(iii)) prior to the end of the Restriction Period, unless otherwise provided in Section 6(c)(i), a pro-rata portion of the RSUs shall Vest in an amount equal to the product of the total number of RSUs as evidenced by this Agreement, multiplied by a fraction, the numerator of which is the number of full months from the Date of Grant until the date of the Participant’s termination and the denominator of which is 12.

(c)	Change in Control:

(i)
Upon a Change in Control occurring during the Restriction Period while the Participant is a Director, to the extent that the RSUs have not previously been forfeited, the RSUs will Vest in full (except to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”)).  If the Participant is provided with a Replacement Award in connection with the Change in Control, then if, upon or after receiving the Replacement Award, the Participant’s service as a Director (or as a member of the board of directors of any of the Company’s successors after the Change in Control (the Company or any such successors, as applicable, the “Successor Company”)) involuntarily ceases other than for Cause prior to the first anniversary of the Date of Grant, to the extent that the Replacement Award has not previously been forfeited, the Replacement Award will Vest in full.

(ii)
For purposes of this Agreement, a “Replacement Award” means an award (A) of restricted stock units, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 6(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of this Agreement, “Cause” shall have the meaning of “Cause” in any employment agreement between the Participant and the Company or any Subsidiary, or if the Participant is employed by the Company or any Subsidiary other than pursuant to an employment agreement, shall mean (A) a material breach by the Participant of any agreement (other than restrictive covenant agreement) then in effect between the Participant and the Company; (B) a breach by the Participant of any restrictive covenant agreement then in effect between the Participant and the Company; (C) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or any equivalent conviction or plea under non-U.S. law; (D) any material violation or breach by the Participant of the Company’s Code of Business Conduct and Ethics, as in effect from time to time, as determined by the Board; (E) the Participant’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person; or (F) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board or an executive officer of the Company, as appropriate for the Participant’s position, which demand specifically identifies the manner in which the Board or such officer, as applicable, believes that the Participant has not substantially performed his duties.

7. Forfeiture of RSUs.  Any RSUs that have not Vested pursuant to Section 5 or Section 6 prior to the end of the Restriction Period will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be a Director prior to the first anniversary of the Date of Grant for any reason other than as described in Section 6).

8. Form and Time of Payment of RSUs.

(a)	General: Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in shares of Common Stock within 15 days following the Vesting date specified in Section 5.

(b)	Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:

(i)
Change in Control.  Within 15 days of a Change in Control, the Participant will receive payment for Vested RSUs in shares of Common Stock; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 6(a) or 6(c)(ii) as though such Change in Control had not occurred.

(ii)
Death or Disability.  Within 15 days of the date of the Participant’s death or the date the Participant’s service as a Director terminates as a result of his Disability, the Participant will receive payment for Vested RSUs in shares of Common Stock.

(iii)
Termination without Cause.  Within 15 days of the date the Participant’s service as a Director involuntarily ceases other than for Cause, the Participant will receive payment for Vested RSUs in shares of Common Stock.

9. Payment of Dividend Equivalents.  With respect to each of the RSUs covered by this Agreement, the Participant shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per share of Common Stock of any cash dividends declared by the Board on the outstanding shares of Common Stock during the period beginning on the Date of Grant and ending either on the date on which the Participant receives payment for the RSUs pursuant to Section 6 hereof or at the time when the RSUs are forfeited in accordance with Section 7 of this Agreement.  These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be deferred until, and paid contingent upon, the vesting of the RSUs for which the dividend equivalents were credited.

10. Detrimental Activity and Recapture.

(a)
In the event that, as determined by the Committee, the Participant shall engage in Detrimental Activity during the Participant’s service as a Director, the RSUs covered by this Agreement will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.  Nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.  For purposes of this Agreement, “Detrimental Activity” means any conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(b)
If a Restatement occurs and the Committee determines that the Participant is personally responsible for causing the Restatement as a result of the Participant’s personal misconduct or any fraudulent activity on the part of the Participant, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the RSUs earned or payable to the Participant for some or all of the years covered by the Restatement.  The amount of any earned or payable RSUs recovered by the Company shall be limited to the amount by which such earned or payable RSUs exceeded the amount that would have been earned by or paid to the Participant had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.  The Committee shall also determine whether the Company shall effect any recovery under this Section 10(b) by: (i) seeking repayment from the Participant; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Participant in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives.  For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

11. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock covered by this Agreement if the issuance thereof would result in violation of any such law.

12. Adjustments.  Subject to Section 11 of the Plan, the Committee shall make any adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement, and other terms and provisions, that the Committee shall determine to be equitably required to prevent any dilution or enlargement of the Participant’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 12(a) or 12(b) hereof.  Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of the Participant’s rights under this Agreement such alternative consideration (including cash) as the Committee shall determine in good faith to be equitable under the circumstances.

13. Amendments.  Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of the Participant with respect to the shares of Common Stock or other securities covered by this Agreement without the Participant’s consent and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.  Notwithstanding the foregoing, the limitation requiring the consent of the Participant to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

14. Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

15. Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware.

17. Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

18. Successors and Assigns.  Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

19. Acknowledgement.  The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

20. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

 [SIGNATURES ON FOLLOWING PAGE]

CIBUS CORP.

By:
Name:
Title:

Participant Acknowledgment and Acceptance

By:
Name:
Title: